UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 Date of Report

                                   May 2, 2005

                              COMPUDYNE CORPORATION
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

                                     NEVADA
                                   -----------
         (State or other jurisdiction of incorporation or organization)

               0-29798                           23-1408659
              ---------                        --------------
        (Commission File Number)    (I.R.S. employer identification number)


            2530 Riva Road, Suite 201
             Annapolis, Maryland                            21401
    --------------------------------------                 --------
    (Address of principal executive office)               (Zip code)


               Registrant's telephone number, including area code
                                 (410) 224-4415

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

         CompuDyne Corporation (the "Company") will not timely file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 10-K") to provide management's report on internal control over financial reporting as of December 31, 2004 and the related report of the Company's independent registered public accounting firm on management's assessment of the effectiveness of internal control over financial reporting (together, the "404 Report") required by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404").

         The Company originally qualified for the U.S. Securities and Exchange Commission's (the "SEC") exemptive order (the "Exemptive Order") granting certain "accelerated filers" up to an additional 45 days to include the 404 Report in their annual reports on Form 10-K. On February 23, 2005, the Company issued a press release announcing its intent to avail itself of this extension. However, the Company will not be able to file an amendment to the 2004 10-K containing the 404 Report within the deadline specified in the Exemptive Order because the Company has not completed testing of its internal control over financial reporting. Although the Company qualified as an accelerated filer on June 30, 2002 for SOX 404 eligibility, it would not qualify if the test were done today. Non-accelerated filers have been given 2 (two) additional years to comply with SOX 404, or until December 31, 2006. The Company has been working diligently on SOX 404. The Company expended approximately $400,000 to perform its 2003 audit, which did not require a SOX 404 report. This was paid to its independent registered public accounting firm for audit and audit related services. For 2004, the Company to date has expended or accrued $2.2 million for external third party costs to complete its 2004 audit and its SOX 404 report which is not yet complete. Of this amount, approximately $1.6 million was paid to its independent registered public accounting firm for audit and audit related services with the balance paid to various consultants and others who have assisted the Company in the 404 process. The Company is a relatively small business with 2004 revenues of $143 million. This revenue is generated through 4
(four) business segments plus our corporate headquarters. The Company operates in a highly decentralized fashion. This has caused our SOX 404 implementation to be far more time consuming, expensive, and complex than we anticipated.

         The Company is working diligently to complete its testing of its internal control over financial reporting. The Company is unable to predict, however, when the Company will be able to issue its report. The lenders under the Company's Amended and Restated Credit Agreement have confirmed that there will not be any event of default thereunder arising by virtue of the Company's failure to file the 404 Report in a timely manner. The Company is evaluating the impact, if any, under its various other agreements of not filing the 404 Report in a timely manner. Other consequences of not timely filing the SOX 404 report include the inability to use a shorter form registration document for one year in the event the Company were to engage in an offering of its securities. In addition, the National Association of Securities Dealers ("NASD") could commence procedures to delist the Company from the Nasdaq National Market System. The Company cannot predict at this time what other steps the SEC or the NASD may pursue.

         Upon completion of our ongoing evaluation of internal control over financial reporting the Company may discover additional control deficiencies, and those control deficiencies, alone or in combination with others, may constitute material weaknesses as of December 31, 2004, in addition to those material weaknesses previously described in the Form 8-K filed on March 17, 2005 and the 2004 10-K. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company previously disclosed as of December 31, 2004 that it did not maintain effective controls over the accounting for income taxes and the accounting for and review of significant, non-routine transactions. As of the current date, the Company is not aware of any material weaknesses in its internal control over financial reporting as of December 31, 2004, other than those described in the Form 8-K filed on March 17, 2005 and the 2004 10-K.

         As a result of the material weaknesses that existed as of December 31, 2004, the Company's management will conclude in its Management Report on Internal Control Over Financial Reporting to be filed as an amendment to the 2004 10-K, that the Company's internal control over financial reporting was not effective as of December 31, 2004. Also, the Company's management believes that the report of its independent registered public accounting firm to be filed as an amendment to the 2004 10-K will contain an adverse opinion with respect to the effectiveness of the Company's internal control over financial reporting as of December 31, 2004.






                                   SIGNATURE



Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date: May 2, 2005



                                 COMPUDYNE CORPORATION

                                 By: /s/ Geoffrey F. Feidelberg
                                    --------------------------------
                                 Name:  Geoffrey F. Feidelberg
                                 Title:  Chief Financial Officer